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IMP, Inc.
June 7, 2000
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               We also understand that Teamasia and Mr. Whitney had scheduled a joint conference call with interested stockholders to be held on Thursday, June
8. We are informed by MacKenzie Partners, however, that management of IMP has delayed the performance of several prerequisites to the occurrence of such a call. For example, when MacKenzie Partners requested IMP to authorize Boston Equiserve to provide mailing labels to MacKenzie Partners so that notice of the call could be sent to IMP's stockholders, IMP's Chief Financial Officer responded simply that it would take "a long time" for Boston Equiserve to generate such labels. In addition, despite the urgency of MacKenzie Partners' request, Mr. Doherty received the labels not from Boston Equiserve via overnight express, but rather from Ms. Leo herself via regular mail on Monday, June 5. Obviously, notice of the proposed conference call cannot reach IMP stockholders prior to the time of the call. As a result, Teamasia is not able to hold the conference call in the form originally contemplated.

               Our client does not understand why IMP is not willing to take simple, customary steps to facilitate a thorough and complete solicitation of the stockholders -- particularly in light of its clear and unambiguous contractual obligations. Teamasia waives none of its rights or remedies with respect to the contractual breaches described above. While Teamasia's transaction is not conditioned on stockholder approval, we hope you agree with us that given the time and effort that has been consumed it is in the interests of the parties to take all reasonable and lawful action to solicit stockholder approval.

               We await your prompt action to provide access to MacKenzie Partners to the data necessary for it to do its job. In addition, we reiterate our demand in our May 31 and June 5 letters to you that you notify us of the closing date, which is required to be within 14 days after May 31.

                                               Very truly yours,

                                               /s/ Anthony J. Richmond

                                               Anthony J. Richmond
                                               of LATHAM & WATKINS



cc:     Richard Grey, Esq.
        Teamasia Semiconductors PTE Ltd.
        William C. Davisson III, Esq.
        Joe Doherty (MacKenzie Partners)
        Charles S. Treat, Esq.
        Marc W. Rappel, Esq.